Exhibit 99.2

FOR IMMEDIATE RELEASE

BIG CITY RADIO ANNOUNCES THE CLOSING OF THE SALE

OF

WDEK-FM, WKIE-FM AND WKIF-FM

TO

SPANISH BROADCASTING SYSTEM

New York, April 7, 2003 - Big City Radio, Inc. (Amex:YFM) today announced that it has closed on its previously announced sale of radio stations WDEK-FM (licensed to De Kalb, Illinois), WKIE-FM (licensed to Arlington Heights, Illinois) and WKIF-FM (licensed to Kankakee, Illinois) to Spanish Broadcasting System of Illinois, Inc., for approximately $22 million in cash. The purchaser is a subsidiary of Spanish Broadcasting System, Inc. (NASDAQ: SBSA).

Substantially all of the proceeds from the sale were paid to the paying agent for the Company’s 11¼ % Senior Discount Notes due 2005. The sale of the stations was undertaken in accordance with Big City Radio’s previously announced auction of its radio stations.

Statements in this news release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of Big City Radio, Inc. to be materially different from those expressed or implied by such forward-looking statements. Such factors include shifts in population and other demographics, changes in audience tastes, the level of competition for advertising dollars, priorities of advertisers, fluctuations in operating costs, new laws and government regulations and policies, changes in broadcast technical requirements, changes in the willingness of financial institutions and other lenders to finance radio station acquisitions and operations, and other factors which are described in Big City Radio’s Securities and Exchange Commission filings.

CONTACT:

Big City Radio, Inc.,

Investor Relations:

Paul R. Thomson, 310/556 -2489